UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 14, 2006

Date of Report (Date of earliest event reported)

The Sands Regent

(Exact name of registrant as specified in its charter)

Nevada	0-14050	88-0201135
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 North Arlington Ave.

Reno, Nevada 89501

(Address of principal executive offices) (Zip Code)

(775) 348 2200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Sands Regent and Mr. Cornelius T. Klerk, who has served as the Chief Financial Officer of Sands Regent since March 28, 2005, entered into an employment agreement on February 13, 2006, confirming his appointment as Chief Financial Officer and setting certain terms of the employment. The agreement will remain in effect until Mr. Klerk’s employment is terminated or until mutually agreed upon by the parties. Under the terms of the agreement, Mr. Klerk is paid a base salary of $170,000 per annum, to be reviewed and adjusted annually by the board of directors, but not less than $170,000. The agreement otherwise is substantially similar to the employment agreements between The Sands Regent and its two other executive officers. Under the agreement, Mr. Klerk is eligible to receive an annual bonus pursuant to the company’s bonus program as set annually by the board compensation and governance committee and is entitled to participate, at the discretion of the board of directors, in the company’s equity incentive plan. The agreement with Mr. Klerk also provides that his employment may be terminated for reasons of death, disability, for cause (as defined in the employment agreement), change of control (as defined in the employment agreement) or by Mr. Klerk upon 90 days notice. In addition, the company may terminate the agreement for any reason or for no reason upon written notice of termination. In the event of a termination by the company (other than for cause) or a termination due to disability, compensation will continue to be paid to Mr. Klerk for twelve months. In the event of a change of control, Mr. Klerk’s employment and the agreement will be continued for two years from the date of the change of control.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.31	Employment agreement, dated February 13, 2006 by and between Cornelius T. Klerk (as Chief Financial Officer) and The Sands Regent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2006	By:	/s/ Robert Medeiros
Robert Medeiros

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